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                                   EXHIBIT 13

                   FIRST AMENDMENT TO BEDFORD OPTION AGREEMENT


     THIS FIRST AMENDMENT TO BEDFORD OPTION AGREEMENT (this "AMENDMENT") is made and entered into as of the 15th day of October, 1996, by and between PHILLIPS & ANDRUS, LLC, a Colorado limited liability company (the "COMPANY") and BEDFORD CAPITAL FINANCIAL CORPORATION, a corporation organized under the laws of Liberia ("BEDFORD").


                                    RECITALS

     A. The Company and Bedford entered into that certain Phillips & Andrus, LLC Bedford Option Agreement dated July 26, 1995 (the "OPTION AGREEMENT") pursuant to which the Company granted Bedford an option to purchase 335,000 shares of the common stock of PMC International, Inc., a Colorado corporation ("PMCI") owned by the LLC.

     B. The Company and Bedford now desire to amend the Option Agreement as more fully set forth below.


                                    AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Bedford hereby agree as follows:

     1. DEFINITIONS. Except as specifically defined herein, defined terms shall have the same meaning as set forth in the Option Agreement.

     2.   OPTION GRANT.

          (a)  Subparagraph 1(a) of the Option Agreement is hereby amended by
(i) deleting the number and words "335,000 (the "OPTION SHARES")" and inserting in lieu thereof "235,000 (collectively, and portions thereof for which Bedford has elected to purchase are hereinafter referred to as the "OPTION SHARES")"
(ii) deleting the words "an aggregate purchase price (the "PURCHASE PRICE") of $410,637.85" and inserting in lieu thereof "a purchase price ("PURCHASE PRICE") of $1.226 per share" and (iii) adding to the end of such Subparagraph the following: "Subject to the terms of the Pledge Agreement and the right of Bedford to possession of the shares upon curing a default under paragraph 3 below, the Company shall at all times own and reserve that number of shares of the common stock of PMCI which is equal to the number of Option Shares remaining subject to purchase by Bedford under this Agreement and all other options granted by the Company."

          (b) Subsection 1(b) is hereby deleted in its entirety and the following is inserted in lieu thereof:

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          "(b)  The Option is exercisable as to all, or any portion (in increments of 1,000 shares), of the Option Shares immediately upon the execution of this Agreement and shall be exercisable thereafter at any time, and from time to time, on or prior to July 26, 2000 (the "EXPIRATION DATE")."

          (c) Subsection 1(c) is hereby deleted in its entirety and the following is inserted in lieu thereof:

          "Bedford shall, on or prior to such date, give the Company notice of its intent to exercise the Option, such notice to state the date the Option will be exercised (the "EXERCISE DATE"), and the number of Option Shares to be purchased pursuant to such notice, and if Bedford fails to give such notice on or prior to the Expiration Date, the Option shall terminate automatically as to the unpurchased Option Shares and shall not be exercisable thereafter. Each closing (each a "CLOSING") of the purchase of the Option Shares pursuant to each notice shall take place at such time and place as the parties shall mutually agree. At each Closing, the Company shall deliver to Bedford (i) a stock assignment transferring the Option Shares to Bedford free and clear of all liens, encumbrances and other restrictions except for the Shareholder Agreement among PMCI and certain of its Shareholders, of even date herewith; (ii) an instrument satisfactory in form to evidence full release of the lien of the Pledge Agreement (or any substitute lien permitted by paragraph 5 hereof) upon the Option Shares; and (iii) a stock certificate evidencing the Option Shares. At the Closing, Bedford shall deliver to the Company the full amount of the Purchase Price for the number of Option Shares being purchased in cash, check or other readily available funds."

          (d) Subsection 3 is hereby amended by inserting the following at the end of such Subsection:

          "Notwithstanding the foregoing, Phillips and Andrus shall not cure a default of the Geman Note, except through the Company by a contribution to capital and the PMCI Stock, if any, released from the Pledge Agreement pursuant to such cure shall not be distributed out of the Company until such time as (i) the Company owns 235,000 shares of PMCI Stock, free and clear of all liens and encumbrances,


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          other than the Shareholders Agreement, reserved solely for exercise under this Agreement (the "RESERVED SHARES") and (ii) all indebtedness of the Company to Bedford shall have been paid in full. If and when all indebtedness of the Company to Bedford shall have been paid in full, the Reserved Shares may be distributed by the Company, subject to this Agreement and subject to the consent of Bedford, which consent shall not be unreasonably withheld.

     3. NO FURTHER AMENDMENT. Except as amended and modified by this Amendment, the Option Agreement remains unmodified and in full force and effect as of the date hereof.

     4. COUNTERPARTS; FACSIMILE SIGNATURES. This Amendment may be executed in one or more identical counterparts, each of which shall be deemed an original, and all of which when taken together shall constitute one and the same instrument. Signatures by facsimile transmission shall constitute the due and valid constitution of this Amendment by the parties.

     IN WITNESS WHEREOF, this Amendment has been executed by the parties as of the day and year first set forth above.


                              PHILLIPS & ANDRUS, LLC, a Colorado limited liability company



                              By:    /S/KENNETH S. PHILLIPS/S/
                                 ------------------------------------------
                                   Kenneth S. Phillips, Manager



                              BEDFORD CAPITAL FINANCIAL CORPORATION, a corporation organized under the laws of Liberia



                              By:    /S/ J.M. NEVIL THOMAS /S/
                                 ------------------------------------------
                              Title: Assistant Secretary
                                    ---------------------------------------




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